Exhibit 10.8

Summary of Compensation Arrangements with Executive Officer
2010 Fiscal Year

Carrie L. Majeski currently serves as the President, Chief Executive Officer and Principal Financial Officer of Art’s-Way Manufacturing Co., Inc. (the “Company”).  The “at-will” employment relationship between Ms. Majeski and the Company is not currently governed by a written employment agreement.  During the 2010 fiscal year, the Company orally agreed to pay Ms. Majeski an annual base salary of $120,000, based on a recommendation by the Compensation and Stock Option Committee that was approved by the Board.

In addition, the Compensation and the Stock Option Committee recommended, and the Board determined, that Ms. Majeski would be eligible for a discretionary cash bonus following fiscal year end, based on an evaluation of the Company’s year-end financial statements, and in accordance with a recommendation by the Compensation and Stock Option Committee.